Exhibit 99.1

Biomet Announces Leadership Transition at Dental Subsidiary, Biomet 3i

Warsaw, IN, August 7, 2009 — Biomet, Inc. announced today that Steve Schiess, President of Biomet 3i, has informed Biomet management of his decision to retire from Biomet 3i, a leading manufacturer of dental reconstructive implants and related products.

“We thank Steve for his 11 years of leadership at Biomet 3i,” said Jeff Binder, Biomet President and CEO. “He has made many contributions along the way and will be missed. We wish him the very best in his future endeavors.” Biomet has appointed Maggie Anderson to the position of President, Biomet 3i, effective immediately.

Ms. Anderson most recently served as a member of the TPG Capital management team, working closely with Biomet and Biomet 3i management over the last 18 months on strategic planning, innovation, and operations. Prior to that, she worked with Fenwal, a transfusion therapies business, to improve performance.

Prior to joining TPG, Ms. Anderson was a Director at AlixPartners, where she led the transformation efforts of New World Pasta and dj Orthopedics (now DJO Inc.). She also spent 10 years with General Motors in diverse roles of increasing responsibility, including advanced manufacturing engineering, new program development, quality, operations, production control and logistics. She holds a BS from General Motors Engineering and Management Institute and an MBA from Wright State University.

“We are very pleased to have Maggie join the Biomet team,” said Mr. Binder. “She has excellent strategic and operational skills and is passionate about our business and the future of Biomet 3i.”

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Bill Kolter, Corporate Vice President, Public Affairs at (574) 372-1535 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.